Exhibit 99.1

Neurobiological Technologies Announces Dividend of $0.05 per share

San Ramon, CA, December 17, 2012 – Neurobiological Technologies, Inc. (OTC Markets: NTII) (NTI or the Company) announced today that its board of directors has declared an extraordinary dividend of $0.05 per share of common stock, which will be paid on December 27, 2012 to stockholders of record as of December 20, 2012. NTI is operating under a plan of dissolution as approved by its stockholders on October 27, 2009, and therefore the Company has sought and received authorization for the payment by the Delaware Court of Chancery.

NTI also announced that, at the request of the Company, the Delaware Court of Chancery has authorized the continued existence of the Company for three additional years. The Company requested the continuance of its corporate existence because NTI has not liquidated all its assets, since the Company retains a residual interest in XERECEPT™, an investigational drug being developed by Celtic Pharma Holdings, L.P. (Celtic Pharma). Under the terms of the Company’s 2005 sale of XERECEPT to Celtic Pharma, NTI is entitled to a portion of the net proceeds if Celtic Pharma sells XERECEPT. XERECEPT is under development by Celtic Pharma for treatment of cerebral edema associated with primary and metastatic brain tumors. Celtic Pharma has previously announced plans to sell XERECEPT.

NTI is currently unable to determine whether Celtic Pharma will be successful in its efforts to either divest XERECEPT or to raise funds to complete further development of the product candidate, and what the proceeds may be, if any, in the event Celtic Pharma is ultimately successful in divesting this asset. If Celtic Pharma sells XERECEPT, NTI plans to distribute its share of any cash proceeds to stockholders within sixty days of receipt from Celtic Pharma and determination of any taxes or other costs that may be due. If Celtic Pharma chooses to abandon XERECEPT, NTI would also be likely to abandon the asset.

Absent any proceeds from XERECEPT, NTI currently estimates that any final distribution to stockholders would be in the range of $0.01 to $0.02 per share, the specific timing and amount of which would be determined following resolution of the XERECEPT residual interest.

Neurobiological Technologies, Inc. is a biopharmaceutical company that previously focused on developing investigational drugs for central nervous system conditions. Following stockholder approval of a plan for voluntary dissolution, the Company dissolved in Delaware on December 17, 2009, after which the Company is not permitted to carry on any business except that appropriate to wind up and liquidate the business.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning the Company’s liquidation and dissolution. Actual results may differ materially from the results predicted. Potential risks and uncertainties include the possibility that the $0.05 per share dividend may be delayed, the possibility that Celtic Pharma is unable to divest or further develop XERECEPT, the proceeds to the Company from XERECEPT’s divestment, NTI’s plans for continued corporate existence, and the amount of any final distribution to stockholders. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect the Company’s distributions to stockholders is included in the “Risk Factors” section of its final annual report on Form 10-K filed with the SEC on September 28, 2010.

SOURCE: Neurobiological Technologies, Inc.

CONTACT: Matthew M. Loar, Acting Chief Executive and Financial Officer 925-359-3247